Exhibit 10.29

AMENDMENT TO ASSET PURCHASE AGREEMENT

This AMENDMENT TO ASSET PURCHASE AGREEMENT (this “Amendment”) is made effective as of September 6, 2006, by and among IT&E International Group, Inc., a Delaware corporation (“Buyer”), Millennix, Inc., a New York corporation (the “Company”) and Gene Resnick, M.D. (“Shareholder”).

RECITALS

A.            The parties previously entered into that certain Asset Purchase Agreement dated as of November 9, 2005 relating to the acquisition of the assets of the Company (the “Purchase Agreement”).

B.            The Purchase Agreement originally included an earnout provision whereby Buyer was obligated to pay the Company an additional One Million Four Hundred Thousand Dollars ($1,400,000) if certain revenue milestones were achieved.

C.            It is the desire and intention of the parties to this Amendment to amend the Purchase Agreement to eliminate the earnout provisions and to amend and restate Section 3.2(e) with respect to the payments due thereunder.

NOW, THEREFORE, in consideration of the foregoing facts and mutual agreements set forth below, the parties intending to be legally bound, agree to amend the Prior Agreement as follows:

1.                                       Amendment to Section 3.2(e).  Section 3.2(e) of the Purchase Agreement is hereby amended and restated in its entirety as follows:

“(e)         The remaining amount will be paid in three (3) installments as follows:

(i)            Subject to subsection (f) below, on January 1, 2007, Buyer shall pay the Company Three Hundred Thousand Dollars ($300,000) payable by wire transfer of immediately available funds to an account designated by the Company in writing at least two (2) Business Days before such payment is due.

(ii)           On the date hereof, Buyer shall issue a promissory note in the principal amount of Three Hundred Thousand Dollars ($300,000) in the form attached hereto as Exhibit A, accruing simple interest at eight percent (8%) per annum, with such interest being paid monthly in arrears and the principal amount payable in full on January 1, 2008, subject to the terms and conditions of the note.

(iii)          Subject to subsection (f) below, on January 1, 2009, the Buyer shall issue four million two hundred eighty-five thousand seven hundred fourteen (4,285,714) shares (subject to adjustment for stock splits, reverse stock splits, recapitalizations and the like) of the Buyer’s common stock, with the certificates evidencing the shares being issued pursuant to this Section 3.1(e)(iii) bearing the legend set forth in Section 3.2(d) above.  The parties acknowledge that such shares of the

Buyer’s common stock shall initially be issued to the Company in consideration for the Purchased Assets and then immediately distributed by the Company to the Shareholder in accordance with Schedule 3.2(d) and that for administrative ease the certificates delivered by Buyer hereunder shall be in the names set forth on Schedule 3.2(d) hereto.”

2.                                       Insertion of 3.2(f).  A new Section 3.2(f) is hereby inserted into the Purchase Agreement immediately following, Section 3.2(e):

“(f)          Buyer’s obligations, including, without limitation, Buyer’s obligations to make payments, issue the promissory note, make payments under the promissory note or issue stock, in each case under Section 3.2(e) are conditioned upon and subject to Shareholder remaining an employee of the Buyer through each applicable payment or issuance date.  If at any time Shareholder is not an employee of the Bayor prior to the date on which a payment or issuance is called for under Section 3.2(e) or under the note, then Buyer’s remaining obligations under Section 3.2(e) shall immediately cease and no longer be of any force or effect; provided, however, that if Shareholder’s employment with Buyer terminates by reason of:  (a) his death, (b) his resignation for “Good Reason” as that term is defined in that certain Employment Agreement between the Shareholder and Buyer dated November 9, 2005, as amended to date (the “Employment Agreement”), or (c) his termination by Buyer without “Cause” as that term is defined in the Employment Agreement, then Buyer’s obligation under Section 3.2(e) shall continue on in full force and effect.”

3.                                       No Additional Consideration under Purchase Agreement.  The Company and Shareholder acknowledge and agree that although the maximum aggregate amount that could have been paid pursuant to the earnout provision of the former Section 3.2(e) of the Purchase Agreement was One Million Four Hundred Thousand Dollars ($1,400,000), the Company and Shareholder, shall only hereafter be entitled to the remaining consideration set forth as in the amended and restated Section 3.2(e) contained in this Amendment and that neither the Company nor Shareholder shall have any claim for any additional consideration under the Purchase Agreement, except as set forth in this Amendment.

4.                                       References.  All references in the Purchase Agreement to the “Agreement” shall mean the Purchase Agreement, as amended by this Amendment.

5.                                       Full Force and Effect.  Except as expressly provided in this Amendment, all other terms and conditions of the Purchase Agreement shall remain in full force and effect.

6.                                       Successors and Assigns.  This Amendment shall be binding upon and inure to the benefit of Seller and Buyer and their respective successors and assigns.

7.                                       Counterparts.  This Amendment may be executed in counterparts, each of which shall be deemed an original, and all of which, when taken together, shall constitute one and the same agreement.

[Signature Page to Amendment to Asset Purchase Agreement Follows]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date and year first above written.

“Buyer”	IT&E International Group, Inc. a Delaware corporation

/s/ Philip T. Lavin
By: Philip T. Lavin Title: Chief Executive Officer

“Company”	Millennix, Inc., a New York corporation

/s/ Gene Resnick, M.D.
	By:	/s/ Gene Resnick, M.D.
	Title:	President

/s/ Gene Resnick, M.D.
“Shareholder”	Gene Resnick, M.D.

[Signature Page to Amendment to Asset Purchase Agreement]

EXHIBIT A

FORM OF PROMISSORY NOTE

A-1